EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP (OSG) TO ACQUIRE STELMAR SHIPPING LTD.

OSG dramatically enhances its service offering to customers by establishing a leading position in the petroleum products and Panamax crude trades

New York, NY (December 13, 2004) - Overseas Shipholding Group, Inc. (NYSE: OSG) announced today that it has signed a definitive merger agreement to acquire Stelmar Shipping Ltd. (NYSE: SJH), a leading international provider of petroleum product and crude oil transportation services with one of the world's largest and most modern Handymax and Panamax tanker fleets.

Under the terms of the merger agreement, holders of Stelmar's common stock will receive $48.00 per share in cash upon the closing of the merger, implying an aggregate equity market value of $843 million for Stelmar. Taking into account Stelmar's outstanding debt, the total value of the transaction is approximately $1.3 billion.

"The acquisition of Stelmar will establish a leading platform for OSG in product tankers and Panamax tankers and fulfill an important strategic objective for OSG," said Morten Arntzen, President and Chief Executive Officer of OSG. "This acquisition will be accretive to earnings from inception and will complement OSG's already leading positions in the VLCC and Aframax sectors and its recent entry into the LNG sector," Mr. Arntzen continued. "Upon completion of the Stelmar acquisition, OSG will be the second largest publicly traded oil tanker company measured by number of vessels and the third largest measured by deadweight tons. The combined company will have a fleet of 91 international flag vessels totaling 12.9 million deadweight tons. The combined international flag fleets will be among the youngest fleets in the industry, and 96% of the vessels will be double-hulled or double-sided," Arntzen concluded.

The acquisition provides OSG with multiple advantages:

  The addition of the Stelmar fleet (comprising 24 Handymax product tankers, 13 Panamaxes and 3 Aframaxes) will result in OSG being a global leader in both crude and product tanker segments.

  Stelmar's strategic focus of deploying the majority of its vessels on time charters will balance OSG's predominantly spot market exposure for its VLCCs and Aframaxes.

  The combined companies' customer relationships will span both the crude and the product markets, thus enhancing cross-selling opportunities for OSG.

  The acquisition will provide OSG with the scale to optimize operational leverage, while enhancing OSG's transportation offerings to charterers.

  OSG's already world leading position in the Aframax market will be enhanced.

Myles Itkin, Chief Financial Officer of OSG, stated "OSG will finance the transaction with cash and funds available under its existing credit facilities." Mr. Itkin went on to say that "OSG has reported record time charter equivalent revenues of $513.9 million and earnings of $190.1 million for the nine months ended September 30, 2004 by focusing on crude transportation with spot orientation. During the same period, Stelmar has reported record time charter equivalent revenues of $167.0 million and earnings of $40.6 million by focusing on product tankers and Panamaxes with time charter orientation. Following the acquisition, OSG will have a more balanced mix of spot and time charter revenue which will improve both the quality and sustainability of OSG's future earnings."

The transaction is subject to approval by a majority of Stelmar's shareholders and satisfaction of customary closing conditions. The transaction is expected to close by the end of January 2005.

UBS Investment Bank is acting as OSG's sole financial advisor and Cravath, Swaine & Moore LLP is acting as legal counsel in connection with the transaction.

OSG plans to host a conference call at 11:30 am EST on Monday, December 13, 2004 to discuss the acquisition. The call may be accessed by calling 1-888-802-8576 within the United States, and 1-973-935-8515 for international calls. A recording of the call will be available for one week at 1-877-519-4471, if dialed from within the U.S., and at 1-973-341-3080 for international calls; the replay pin number is 5509753.

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About Overseas Shipholding Group, Inc.

OSG is one of the world's leading independent bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. The company's modern fleet consists of 61 oceangoing vessels that aggregate 11.2 million deadweight tons, of which 51 vessels operate in the international market and ten vessels operate in the U.S. flag market, making it the sixth largest independent tanker company in the world as measured by deadweight tons. OSG is the only major U.S. shipping company with significant operations in both the international and U.S. flag markets.

About Stelmar Shipping Ltd.

Stelmar Shipping Ltd. is an international provider of petroleum products and crude oil transportation services. Headquartered in Athens, Greece, Stelmar operates one of the world's largest and most modern Handymax and Panamax tanker fleets with an average age of approximately six years. Stelmar's 40 vessel fleet consists of 24 Handymax, 13 Panamax and three Aframax tankers. Stelmar's fleet includes two leased Aframax, and nine leased Handymax vessels. One hundred percent of the fully owned fleet is double-hull. In addition, four of the leased vessels are double-hull and the balance are double-sided. Stelmar, through its maintenance of a modern fleet and commitment to safety, has earned an excellent reputation for providing transportation services to major oil companies, oil traders and state-owned oil companies.

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This release contains forward-looking statements regarding OSG's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, the ability to attract and retain customers, the likelihood of closing of the acquisition of Stelmar, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG's Annual Report on Form 10-K.

Contacts:
Myles Itkin
Chief Financial Officer
Overseas Shipholding Group, Inc.
+1 (212) 578-1839
mitkin@osg.com